FOR IMMEDIATE RELEASE

Contact:
David K. Waldman/John W. Heilshorn
Lippert Heilshorn & Associates
(212) 838-3777
dwaldman@lhai.com

New Horizons Announces Departure of CFO

        ANAHEIM, Calif. – September 22, 2004 – New Horizons Worldwide, Inc. (Nasdaq: NEWH) today announced that Robert S. McMillan, chief financial officer, will be leaving New Horizons effective October 15, 2004. He has accepted another position as the COO for a retail franchise business. The company has commenced an executive search for a new chief financial officer.

        “Bob has been a valued and important member of the executive management team,” commented Thomas J. Bresnan, president and chief executive officer. “We thank him for his many contributions over the past nine years and wish him the very best in his new endeavor. We have a strong team in place for the transition, and are confident that our search will be completed in a timely manner.”

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2004. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,100 account executives, 2,400 instructors and 2,100 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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